Exhibit 107

Calculation of Filing Fee Tables
Form F-1
(Form Type)
Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, no par value (“Class A Ordinary Shares”)	Rule 457(c)	18,191,062	$1.01(2)	$18,372,972.62	0.00011020	$2,024.71
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$18,372,972.62		$18,372,972.62
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$2,024.71

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $1.02 (high) and $0.99 (low) sale price of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on March 29, 2023, which date is within five business days of the filing of Registrant’s Registration Statement on Form F-1.